Exhibit 99.1

Compass Diversified Receives $75.2 Million Equity Investment

Capital Infusion Further Boosts Liquidity and Positions CODI for Accelerated Growth

WESTPORT, Conn., December 21, 2023 -- Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, has completed a private placement of approximately 3.6 million of its common shares to a mutual fund managed by Allspring Global Investments, LLC (“Allspring”) for $21.18 per share, or an aggregate sale price of approximately $75.2 million. The use of proceeds from the sale will be for general corporate purposes.

“We are thrilled to receive this substantial investment from Allspring,” said Elias Sabo, CEO of Compass Diversified. “This patient and long-term institutional capital aligns with our long-term strategy and will allow us to get the jump on potential acquisition opportunities in 2024 while many of our competitors are still struggling to access capital.”

Sabo added, “As the acquisition market conditions show signs of improvement, this investment strengthens our ability to grow our subsidiaries and act on new acquisition opportunities that align with our strict standards. Our aim with this capital remains unchanged: delivering strong returns to our shareholders through the management and ownership of middle market businesses – something we have consistently done in the past.”

The sale of common shares was made pursuant to a Subscription Agreement (the “Subscription Agreement”), dated as of December 15, 2023, by and among CODI and the mutual fund managed by Allspring.

About Compass Diversified
Since its founding in 1998, CODI has consistently executed its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the niche industrial, branded consumer and healthcare sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit compassdiversified.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the expectations related to the use of proceeds received in connection with the sale of common shares to the mutual fund managed by Allspring, CODI’s future performance and the future of acquisition markets generally. Words such as “believes”, “expects”, “anticipates”, “intends”, “projects”, “assuming”, and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2022 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations
Compass Diversified
irinquiry@compassdiversified.com

Gateway Group
Cody Slach
949.574.3860
CODI@gatewayir.com

Media Relations
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com